 As filed with the Securities and Exchange Commission on December 9, 1998
                                                  Registration No. 333-
-------------------------------------------------------------------------------
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                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                     ----------

                                      FORM S-8
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                     ----------

                               EXCEL LEGACY CORPORATION
               (Exact name of registrant as specified in its charter)


                    DELAWARE                                  33-0781747
          (State or other jurisdiction                     (I.R.S. Employer
        of incorporation or organization)                Identification Number)

                                     ----------

                            16955 VIA DEL CAMPO, SUITE 240
                            SAN DIEGO, CALIFORNIA 92127
                                   (619) 485-9400
      (Address of principal executive offices, Zip Code, and telephone number)

                             1998 STOCK OPTION PLAN OF
                              EXCEL LEGACY CORPORATION
                              (Full title of the plan)

                                     ----------

                  GARY B. SABIN                            Copies to:
        CHAIRMAN OF THE BOARD, PRESIDENT              SCOTT N. WOLFE, ESQ.
           AND CHIEF EXECUTIVE OFFICER                  LATHAM & WATKINS
         16955 VIA DEL CAMPO, SUITE 240            701 "B" STREET, SUITE 2100
           SAN DIEGO, CALIFORNIA 92127             SAN DIEGO, CALIFORNIA 92101
                 (619) 485-9400                          (619) 236-1234
(Name, address including zip code, and telephone number, including area code, of agent for service)

                           CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                     PROPOSED          MAXIMUM
                                     AMOUNT          MAXIMUM          AGGREGATE       AMOUNT OF
     TITLE OF EACH CLASS OF           BEING          OFFERING         OFFERING       REGISTRATION
  SECURITIES TO BE REGISTERED     REGISTERED(1)  PRICE PER SHARE      PRICE(2)           FEE
-------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value       5,250,380          (2)             $33,338,745     $9,269.
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) A maximum of 5,250,380 shares of common stock were reserved for issuance under The 1998 Stock Option Plan of Excel Legacy Corporation (the "1998 Plan"). All shares reserved for issuance under the 1998 Plan are being registered hereunder.

(2) This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is determined according to the following offering price information: (i) under the 1998 Plan, 1,940,000 shares of common stock are subject to outstanding options with an exercise price of $10.00 per share, 1,940,000 shares of common stock are subject to outstanding options with an exercise price of $5.00 per share, 5,000 shares of common stock are subject to outstanding options with an exercise price of $2.92 per share and the remaining 1,365,380 shares of common stock are reserved for issuance upon exercise of options to be granted in the future. Pursuant to Rule 457(h), for all shares of common stock being registered hereunder with an exercise price which cannot be presently determined (1,365,380 shares of common stock under the 1998 Plan), the Proposed Maximum Offering Price is $3.09375 per share of common stock, which is based on the average of the high and low prices for the Company's common stock as reported on the American Stock Exchange on December 4, 1998.

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--------------------------------------------------------------------------------

                                     PART I

ITEM 1.   PLAN INFORMATION.

          Not required to be filed with this Registration Statement.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

          Not required to be filed with this Registration Statement.


                                      PART II

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference in this Registration Statement:

          (a) The Company's Annual Report on Form 10-K for the year ended July 31, 1998;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1998;

          (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") since filing of the Annual Report on Form 10-K; and

          (d) The description of the Company's common stock, par value $.01 per share (the "Common Stock"), contained in the Registration Statement on Form 10 filed by the Company pursuant to the Exchange Act on December 12, 1997, as amended by Amendment No. 1 to Form 10 filed by the Company on February 10, 1998, as further amended by Amendment No. 2 to Form 10 filed by the Company on March 12, 1998, as further amended by Amendment No. 3 to Form 10 filed by the Company on March 23, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date this Registration Statement is filed with the Securities and Exchange Commission (the "Commission") and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Articles Eighth and Ninth of the Amended and Restated Certificate of Incorporation of the Company (the "Company Certificate") and Article VIII of the Amended and Restated Bylaws of Company (the "Company Bylaws," with Articles Eighth and Ninth of the Company Certificate and Article VIII of the Company Bylaws hereinafter referred to as the "Director Liability and Indemnification Provisions") limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty.

          The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

          In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

          Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

          ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES. Article Ninth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Ninth directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Ninth eliminates director liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Ninth does not eliminate director liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

          While Article Ninth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Ninth will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Ninth which eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

          INDEMNIFICATION AND INSURANCE. Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

          Article VIII of the Company Bylaws provides that all directors and officers of the Company are entitled to indemnification as set forth in the Company Certificate.

          Article Eighth of the Company Certificate provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer of employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article Eighth also provides that the right of indemnification shall be in addition to and not exclusive of all other right to which such director, officer or employee may be entitled.

          Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

          The Company has entered into indemnification agreements with its executive officers and directors pursuant to which the Company has agreed to indemnify these officers and directors exclusive of any other rights of indemnification or advancement of expenses pursuant to the DGCL, the Company Certificate and the Company Bylaws.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   EXHIBITS


           3.1 Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form
                      S-11 (File No.333-55715).

           3.2 Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11 (File No. 333-55715).

           5.1        Opinion of Latham & Watkins.

          10.1        1998 Stock Option Plan of Excel Legacy Corporation.

          23.1        Consent of PricewaterhouseCoopers, LLP.

          23.2        Consent of Latham & Watkins (included in Exhibit 5.1).

          24.1        Power of Attorney (included on the signature page hereto).

ITEM 9.   UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 8, 1998.

                              EXCEL LEGACY CORPORATION

                              By: /s/ Gary B. Sabin
                                  -----------------
                                  Gary B. Sabin
                                  Chief Executive Officer

                                  POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Gary B. Sabin and Richard B. Muir, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.


           SIGNATURE                       TITLE                     DATE
           ---------                       -----                     ----
  /s/ Gary B. Sabin            Chairman of the Board, Chief    December 8, 1998
  --------------------------   Executive Officer, and
  Gary B. Sabin                President (Principal
                               Executive Officer)

  /s/ Richard B. Muir          Executive Vice President,       December 8, 1998
  --------------------------   Secretary and Director
  Richard B. Muir

  /s/ Kelly D. Burt            Executive Vice                  December 8, 1998
  --------------------------   President--Development and
  Kelly D. Burt                Director

  /s/ James Y. Nakagawa        Chief Financial Officer         December 8, 1998
  --------------------------   (Principal Financial and
  James Y. Nakagawa            Accounting Officer)

  /s/ Richard J. Nordlund      Director                        December 8, 1998
  --------------------------
  Richard J. Nordlund

  /s/ Robert E. Parsons, Jr.   Director                        December 8, 1998
  --------------------------
  Robert E. Parsons, Jr.

  /s/ Robert S. Talbott        Director                        December 8, 1998
  --------------------------
  Robert S. Talbott

  /s/ John H. Wilmot           Director                        December 8, 1998
  --------------------------
  John H. Wilmot

                                       5

                                   EXHIBIT INDEX

   EXHIBIT
   -------
      3.1    Amended and Restated Certificate of Incorporation of the Company,
             incorporated by reference to Exhibit 3.1 to the Company's
             Registration Statement on Form
             S-11 (File No.333-55715).

      3.2 Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11 (File No. 333-55715).

      5.1    Opinion of Latham & Watkins.*

     10.1    1998 Stock Option Plan of Excel Legacy Corporation.*

     23.1    Consent of PricewaterhouseCoopers, LLP.*

     23.2    Consent of Latham & Watkins (included in Exhibit 5.1).*

     24.1    Power of Attorney (included on signature page hereto).*


*  Filed herewith.


                                       6